EXHIBIT 10(b)(iv)

ANADARKO PETROLEUM CORPORATION
OFFICER SEVERANCE PLAN

WHEREAS, Anadarko Petroleum Corporation desires to provide a program of severance benefits for certain of its employees;

NOW, THEREFORE, the Anadarko Petroleum Corporation Officer Severance Plan (the "Plan") shall be and is hereby adopted, effective as of July 15, 2003:

I.

DEFINITIONS AND CONSTRUCTION

1.1  Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)  "Base Pay" shall mean the annual rate of base compensation paid by the Company to a Covered Employee (including amounts which the Covered Employee could have received in cash had he not elected to contribute to an employee benefit plan maintained by the Company), excluding overtime pay, bonuses, employee benefits, added premiums, differentials, components of foreign service assignments, and all forms of incentive compensation. The annual rate of base compensation is determined by multiplying the Covered Employee's monthly rate of pay times twelve (12).

(b)  "Company" shall mean Anadarko Petroleum Corporation and any successor thereto, not including any subsidiaries and affiliates.

(c)  "Covered Employee" shall mean any individual who is an officer of the Company and who is designated by the Company as an executive officer as being covered by the Plan. An executive officer will include any individual with one or more of the following titles: Chief Executive Officer, President, Executive Vice-President, Senior Vice-President or Vice-President. At the sole discretion of the Company an individual who has been designated as covered by the Plan may at any time be removed from Plan coverage on a prospective basis and will be notified by the Company in writing of such removal from the Plan. An individual shall automatically cease to be a Covered Employee if and when he ceases to be an executive officer as designated by the Company.

(d)  "Date of Hire" shall mean the most recent date the Covered Employee was hired by the Company.

(e)  "Involuntary Termination" shall mean any termination of a Covered Employee's employment with the Company which does not result from a resignation or retirement by the Covered Employee; provided, however, the term "Involuntary Termination" shall not include:

(1)  a Termination for Cause;

(2)  a termination as a result of the Covered Employee's death;

(3)  any termination as the result of the Covered Employee's disability under circumstances entitling him to benefits under the Company's short-term or long-term disability plans;

(4)  any termination which the Company expects to be of short duration and pursuant to which the Covered Employee is subject to reemployment with the Company within a reasonable period of time (as determined by the Plan Administrator);

(5)  any termination of a Covered Employee's employment with the Company by reason of continued failure of the Covered Employee to perform the Covered Employee's duties or responsibilities with the Company (other than any such failure resulting from incapacity due to physical or mental illness or injury);

(6)  any termination resulting from or in connection with any corporate sale transaction (including, without limitation, a sale of any assets of the Company, a sale of any assets of any affiliate or subsidiary of the Company, a sale of the stock of a subsidiary or affiliate of the Company) where continued employment is available to a Covered Employee without an extended break in employment; or

(7)  a termination if the Covered Employee is eligible to receive benefits from the Anadarko Petroleum Corporation Change of Control Severance Pay Plan or a Key Employee Change of Control Contract as a result of or in connection with such termination.

(f)  "Pay In Lieu of Notice" shall mean payment as determined by the Company in its sole discretion made to a Covered Employee whose employment is terminated by the Company without advance notice.

(g)  "Plan Administrator" shall mean the Company or a committee or individual appointed by the Company as Plan Administrator.

(h)  "Severance Amount" shall mean such term as described in Section 2.1(a).

(i)  "Termination for Cause" shall mean any termination of a Covered Employee's employment with the Company by reason of the Covered Employee's (1) conviction of any felony or of a misdemeanor involving moral turpitude, (2) willful failure to perform his duties or responsibilities, (3) engagement in conduct which is injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company's or an affiliate's funds or other property), (4) engagement in business activities which are in conflict with the business interests of the Company, (5) insubordination, (6) engagement in conduct which is in violation of the Company's safety rules or standards or which otherwise causes or may cause injury to another employee or any other person, (7) engagement in conduct which is in violation of any policy or work rule of the Company or (8) engagement in conduct which is in violation of the Company's Code of Business Conduct and Ethics or which is otherwise inappropriate in the office or work environment.

1.2  Number and Gender. Wherever appropriate herein, word used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

1.3  Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.

SEVERANCE BENEFITS

2.1  Severance Benefits. The severance benefits provided under the Plan are as follows:

(a)  If a Covered Employee who is subject to an Involuntary Termination agrees to execute and does, in fact, execute a release as described in Section 2.2, he shall be entitled to a minimum Severance Amount of Base Pay. The foregoing notwithstanding on a case by case basis with respect to any individual Covered Employee or group of Covered Employees the Company may, in its sole discretion, increase the Severance Amount; and provided, further, that the Company, in its sole discretion, may with respect to any Covered Employee and on a case by case basis waive any condition or rule imposed under the Plan as a condition for eligibility for a Severance Amount benefit. If a Covered Employee who is subject to an Involuntary Termination does not execute a release as described in Section 2.2, he shall be entitled to Pay in Lieu of Notice, if any, as determined under Section 2.1(b).

(b)  The Company may, in its sole discretion and where it deems appropriate, pay an amount of Pay in Lieu of Notice to a Covered Employee when such Covered Employee has been terminated by the Company without advance notice if he is not otherwise eligible for benefits under this Plan or to any other employee whose employment has been terminated by the Company without advance notice.

(c)  Any Covered Employee who becomes eligible to receive a payment described in Paragraph (a) or (b) above shall be entitled to continue his and his family members' coverage under the Company's medical and dental benefit plans for a period of time and in a manner as the Company may determine in its sole discretion; provided that such coverage may be continued only at the level and for the person or persons covered as in effect as of the date of the Covered Employee's Involuntary Termination. The Company may, in its sole discretion and where it deems appropriate, provide for other perquisites or benefits in a manner the Company may determine in its sole discretion.

The Plan Administrator shall have the sole discretion to determine if a Covered Employee's employment by the Company has been subject to an Involuntary Termination. Any determination by the Plan Administrator regarding the nature of a Covered Employee's termination of his employment with the Company shall be final and binding. Payments provided herein shall be subject to any required tax withholding.

2.2  Termination Agreement and Release of all Claims. As a condition to receipt of any Severance Amount benefit hereunder, a Covered Employee whose employment by the Company has been subject to an Involuntary Termination will be required to execute a release agreement in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of such Covered Employee's employment with the Company or the termination of such employment. Irrespective of a Covered Employee's execution of the required release agreement, the performance of the Company's obligations hereunder and the Covered Employee's receipt and acceptance of benefits provided hereunder by such Covered Employee shall constitute full settlement of all such claims and causes of action. If severance payments have been paid pursuant to the Plan to a Covered Employee whose employment by the Company was subject to an Involuntary Termination and such Covered Employee thereafter fails to comply in full with the terms of such release agreement, the release agreement shall remain valid and may be enforced by the Company, and such Covered Employee may be obligated to refund to the Company an amount equal to the excess of his Severance Amount over any payments received under Section 2.1(b) and the Company shall have the right to offset against any further monies or benefits owed to such Covered Employee (to the extent such offset is permissible under applicable law) the Severance Amount excess such Covered Employee is obligated to return to the Company.

2.3  Mitigation. A Covered Employee shall not be required to seek other employment or to otherwise engage in any mitigation effort to receive the benefit of any payment provided for in this Article II, nor shall the amount of any payment provided for in this Article II be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another employer or by retirement benefits.

2.4  Severance Offset. Any Severance Amount paid under this Plan will be reduced dollar-for-dollar by any severance pay, statutory benefits or pay in lieu of notice paid by the Company to a Covered Employee under applicable law or under any other plan or programs of the Company (including, without limitation, any arrangement providing for the payment of severance benefits to employees arising in connection with any acquisition, merger or other business combination to which the Company is a party and for which such Covered Employee is eligible).

III.

ADMINISTRATION OF PLAN

3.1  Plan Administration. For the purposes of the Plan and the Employee Retirement Income Security Act of 1974, as amended, the "plan administrator" and named fiduciary of the Plan is the Plan Administrator. The Plan Administrator shall establish such rules and procedures as may be necessary to enable it to discharge its duties hereunder. The Plan Administrator shall have all powers necessary or proper to administer the Plan and to discharge its duties under the Plan, including, but not limited to, the following powers:

(a)  To make and enforce such rules and regulations as it may deem necessary or proper for the orderly and efficient administration of the Plan;

(b)  To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)  To authorize the payment of benefits under the Plan;

(d)  To prepare and distribute information explaining the Plan;

(e)  To appoint or employ persons to assist in the administration of the Plan; and

(f)  To obtain such information as is necessary for the proper administration of the Plan.

The Plan Administrator may allocate to others certain aspects of the management, operation and responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties or functions to qualified individuals.

3.2  Claims Procedure. Claims for Plan benefits and reviews of appeals of Plan benefit claims which have been denied or modified are to be processed in accordance with the written Plan claims procedures established by the Plan Administrator and adopted by the Company, which procedures are hereby incorporated by reference as a part of the Plan.

IV.

GENERAL PROVISIONS

4.1  Funding. The benefits provided herein shall be unfunded and shall be provided from the Company's general assets.

4.2  Cost of Plan. The entire cost of the Plan shall be borne by the Company and no contributions shall be required of the Covered Employees.

4.3  Plan Year. The Plan shall operate on a plan year consisting of the twelve consecutive month period commencing on January 1 of each year.

4.4  Amendment and Termination. The Plan may be amended from time to time, or terminated and discontinued, at any time, in each case at the discretion of the Company. A Plan amendment shall be effected by execution by the Company of a written instrument of Plan amendment. Plan termination shall be effected by adoption by the Company of a resolution to terminate the Plan and by execution by the Company of a written instrument of Plan termination.

4.5  Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person's right to terminate his employment at any time.

4.6  Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.7  Nonalienation. Covered Employees shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

4.8  Governing Law. THE PLAN SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

IN WITNESS WHEREOF, the Company has executed this Plan this 28th day of July, 2003.

ANADARKO PETROLEUM CORPORATION

By:
Richard A. Lewis
Vice President, Human Resources